Exhibit 5.1

October 12, 2018

Lithium Americas Corp.
355 Burrard Street, Suite 1150
Vancouver, British Columbia
Canada, V6C 2G8

Ladies and Gentlemen:

Registration Statement on Form S-8

We have acted as Canadian counsel to Lithium Americas Corp. (the “Corporation”), a corporation governed by the Business Corporations Act (British Columbia), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Corporation on or about October 12, 2018 with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, relating to the issuance by the Corporation of up to 11,451,595 common shares of the Corporation (the “Shares”) pursuant to the Corporation’s amended and restated equity incentive plan dated May 30, 2018, and the Corporation’s stock option plan dated March 30, 2015 (together, the “Plan”).

We have examined originals or copies, certified or identified to our satisfaction, of such corporate records of the Corporation, statutes, certificates of public officials and officers of the Corporation, and such other documents and have considered such questions of law and made such other investigations as we have deemed relevant or necessary as a basis for the opinions hereinafter expressed.

We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies or facsimiles thereof and the authenticity of originals of such certified, conformed or photostatic copies or facsimiles.

Laws

We have not made an independent examination of the laws of any jurisdiction other than the Province of British Columbia and the laws of Canada applicable therein and we do not express or imply any opinion with respect to laws of any jurisdiction other than the Province of British Columbia. The opinions expressed herein are based on legislation and regulations in effect on the date hereof.

Based and relying upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Shares are duly authorized for issuance in connection with the Plan and, if and when issued, (i) in accordance with the terms of the Plan and any agreement or notice governing the applicable award issued under the Plan, and, (ii) provided that the required consideration has been received for the Shares, such Shares will be validly issued as fully paid and non-assessable common shares in the capital of the Corporation.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Yours very truly,

/s/ Cassels Brock & Blackwell LLP

Cassels Brock & Blackwell LLP